Exhibit 99.1

Mitek Systems Files Patent Infringement Lawsuit Against USAA

SAN DIEGO – April 12, 2012 – Mitek Systems (NASDAQ: MITK, www.miteksystems.com), a leading mobile imaging software solutions provider today filed a lawsuit against USAA in the United States District Court for the District of Delaware. Mitek alleges that USAA infringes five Mitek patents relating to image capture on mobile devices, that USAA breached the parties’ license agreement by using Mitek products beyond the scope of the agreed-upon license terms, and that USAA breached the parties’ license agreement by disclosing confidential pricing and other confidential information for a Mitek legacy product installation in a lawsuit filed in Texas. Mitek’s patents are related to its market-leading Mobile Deposit® product – a product Mitek pioneered in 2008. Mitek seeks monetary damages, injunctive relief, and a finding that USAA willfully infringed Mitek’s patents.

About Mitek Systems

Headquartered in San Diego, Calif., Mitek Systems (NASDAQ: MITK) is a mobile imaging software solutions provider that allows users to remotely deposit checks, pay their bills, get insurance quotes, and transfer credit card balances by snapping a picture with their camera-equipped smartphones and tablets instead of using the device keyboard. Mitek’s technology increases convenience for the consumer by eliminating the need to go to the bank branch or automated teller machine, and dramatically reduces processing and customer acquisition costs while increasing customer retention. With a strong patent portfolio, Mitek is positioned as the leading innovator in mobile imaging software and currently provides its solutions to Fortune 500 financial services companies. For more information about Mitek Systems, please visit www.miteksystems.com.

Forward-Looking Statements

Statements contained in this news release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s long-term prospects, market opportunities beyond financial services and the outcome of litigation are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not be able to withstand negative conditions in the global economy, a lack of demand for or market acceptance of the Company’s products, the Company’s ability to continue to develop, produce and introduce innovative new products in a

Mitek Systems Files Patent Infringement Lawsuit Against USAA

timely manner or the outcome of litigation. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year September 30, 2011 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

© 2012 Mitek Systems. All rights reserved. The Mitek Systems name and logo and Mobile Deposit® are registered trademarks of Mitek Systems, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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Investor Relations Contact:

Julie Cunningham

858.309.1780

ir@miteksystems.com

Media Relations Contact:

Sarah Schulz

miteksystems@mix-pr.com